UNITED TRUST, INC.

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                  TO BE HELD ON TUESDAY, DECEMBER 8, 1998


To the Shareholders of:

  UNITED TRUST, INC.

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of United Trust, Inc., (the "Company"), will be held Tuesday, December 8, 1998 at 10:00 a.m. at the Holiday Inn Select Airport, 2501 South High School Road, Indianapolis, Indiana 46241 for the following purposes:

     1. To elect thirteen directors of the Company to serve for one year and until their successors are elected and qualified; and

     2. To consider and act upon such other business as may properly be brought before the meeting.

   The Board of Directors has fixed the close of business on October 16, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

   WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY SO THAT YOUR VOTE CAN BE RECORDED. If you are present at the meeting and desire to do so, you may revoke your proxy and vote in person.



                               BY ORDER OF THE BOARD OF DIRECTORS

                                       UNITED TRUST, INC.



                                       George E. Francis
                                           Secretary


Dated:  November 11, 1998
Springfield, Illinois



                          YOUR VOTE IS IMPORTANT!

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                   PROXY STATEMENT FOR ANNUAL MEETING OF
                              SHAREHOLDERS OF
                            UNITED TRUST, INC.


                GENERAL INFORMATION REGARDING SOLICITATION


   The Annual Meeting of the Shareholders of United Trust, Inc. (the "Company") will be held on December 8, 1998 at 10:00 a.m. at the Holiday Inn Select Airport, 2501 South High School Road, Indianapolis, Indiana 46241.

  This proxy statement is being sent to each holder of record of the issued and outstanding shares of Common Stock of the Company, no par value (the "Common Stock"), as of October 16, 1998, in order to furnish to each shareholder information relating to the business to be transacted at the meeting.

   This proxy statement and the enclosed proxy are being mailed to shareholders of the Company on or about November 11, 1998. The Annual Report has been mailed under separate cover. The Company will bear the cost of soliciting proxies from its shareholders. The Company may reimburse brokers and other persons for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company's stock. Solicitations may be made by telephone, telegram or by personal calls, and it is anticipated that such solicitations will consist primarily of requests to brokerage houses, custodians, nominees, and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by such persons. If necessary, officers and regular employees of the Company may by telephone, telegram or personal interview request the return of proxies.




                                  VOTING

   The enclosed proxy is solicited by and on behalf of the Board of Directors. If you are unable to attend the meeting on December 8, 1998, please complete the enclosed proxy and return it to us in the accompanying envelope so that your shares will be represented.

   When the enclosed proxy is duly executed and returned in advance of the meeting, and is not revoked, the shares represented thereby will be voted in accordance with the authority contained therein. Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. If a proxy fails to specify how it is to be voted, it will be voted "FOR" Proposal 1.

  Inspectors of election will be appointed to tabulate the number of shares of Common Stock represented at the meeting in person or by proxy, to determine whether or not a quorum is present and to count all votes cast at the meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. With respect to the tabulation of votes cast on a specific proposal presented to the shareholders at the meeting, abstentions will be considered as present and entitled to vote with respect to that specific proposal, whereas broker non-votes will not be considered as present and entitled to vote with respect to that specific proposal.

                      AFFILIATE COMPANIES

   The Company is the ultimate parent company in an insurance holding company system. The following is the current organizational chart for the companies that are members of the Company's insurance holding company system and affiliates of the Company, and the acronyms that will be used herein to reference the companies:

                      ORGANIZATIONAL CHART
                    AS OF DECEMBER 31, 1997

United Trust, Inc. ("UTI") is the ultimate controlling company. UTI owns 53% of United Trust Group ("UTG") and 41% of United Income, Inc. ("UII"). UII owns 47% of UTG. UTG owns 79% of First Commonwealth Corporation ("FCC") and 100% of Roosevelt Equity Corporation ("REC"). FCC owns 100% of Universal Guaranty Life Insurance Company ("UG"). UG owns 100% of United Security Assurance Company ("USA"). USA owns 84% of Appalachian Life Insurance Company ("APPL") and APPL owns 100% of Abraham Lincoln Insurance Company ("ABE").


For purposes of this proxy statement, the term "affiliate life insurance companies" shall mean UG, USA, APPL and ABE, and the term "non-insurance affiliate companies" shall mean the affiliated companies other than UG, USA, APPL and ABE.

The companies hereinafter are sometimes collectively referred to as the "Affiliate Companies".

                  VOTING SECURITIES OUTSTANDING

   October 16, 1998 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof. On that date, the Company had outstanding 1,655,200 shares of Common Stock, no par value. No other voting securities of the Company are outstanding. The holders of such shares are entitled to one vote per share. There are no cumulative voting rights. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the annual meeting is required to approve each matter to be voted on at such meeting.

                 PRINCIPAL HOLDERS OF SECURITIES

  The  following tabulation sets forth the name and address of  the  entity known to be the beneficial owners of more than 5% of the Company's Common Stock and shows: (i) the total number of shares of Common Stock beneficially owned by such person as of June 30, 1998 and the nature of such ownership; and (ii) the percent of the issued and outstanding shares of Common Stock so owned as of the same date.

Title                                 Number of Shares    Percent
Of              Name and Address       and Nature of        of
Class           of Beneficial Owner   Beneficial Ownership Class

Common          Larry E. Ryherd       562,431(1)            33.8%
Stock no        12 Red Bud Lane
par value       Springfield, IL 62707

(1) Larry E. Ryherd owns 230,621 shares of the Company's Common Stock in his own name. Includes: (i) 150,050 shares of the Company's common Stock in the name of Dorothy LouVae Ryherd, his wife; (ii) 150,000 shares of the Company's Common Stock which are held beneficially in trust for the three children of Larry E. Ryherd and Dorothy LouVae Ryherd, namely Shari Lynette Serr, Derek Scott Ryherd and Jarad John Ryherd; (iii) 14,800 shares of the Company's Common Stock, 6,700 shares of which are in the name of Shari Lynette Serr, 1,200 shares of which are held in the name of Derek Scott Ryherd and 6,900 shares of which are in the name of Jarad John Ryherd; (iv) 500 shares of the Company's Common Stock held in the name of Larry E. Ryherd as custodian for Charity Lynn Newby, his niece; (v) 500 shares held in the name of Larry E. Ryherd as custodian for Lesley Carol Newby, his niece; (vi) 2,000 shares held by Dorothy LouVae Ryherd, his wife, as custodian for granddaughter; 160 shares held by Larry E. Ryherd as custodian for granddaughter; and (vii) 13,800 shares which may be acquired by Larry E. Ryherd upon the exercise of outstanding stock options.




                  SECURITY OWNERSHIP OF MANAGEMENT

  The following tabulation shows with respect to each of the directors and nominees of the Company, with respect to the Company's chief executive officer and each of the Company's executive officers whose salary plus bonus exceeded $100,000 for fiscal 1997, and with respect to all executive officers and directors of the Company as a group: (i) the total number of shares of all classes of stock of the Company or any of its parents or subsidiaries, beneficially owned as of June 30, 1998 and the nature of such ownership; and (ii) the percent of the issued and outstanding shares of stock so owned as of the same date.

Title       Directors, Named Executive        Number of Shares    Percent
 of         Officers, & All Directors &         and Nature of       of
Class       Executive Officers as a Group         Ownership        Class

FCC's       John S. Albin                             0              *
Common      Randall L. Attkisson                      0              *
Stock,$1.00 William F. Cellini                        0              *
par value   Robert E. Cook                            0              *
            Jesse T. Correll                          0              *

            Larry R. Dowell                           0              *
            George E. Francis                         0              *
            Donald G. Geary                         225              *
            Raymond L. Larson                         0              *
            Dale E. McKee                             0              *
            James E. Melville                       544 (1)          *
            Thomas F. Morrow                          0              *
            Millard V. Oakley                         0              *
            Larry E. Ryherd                           0              *
            All directors and executive
            officers as a group
            (fourteen in number)                    769              *

UII's       John S. Albin                             0              *
Common      Randall L. Attkisson                      0              *
Stock, no   William F. Cellini                        0              *
par value   Robert E. Cook                        4,025              *
            Jesse T. Correll                          0              *
            Larry R. Dowell                           0              *
            George E. Francis                         0              *
            Donald G. Geary                           0              *
            Raymond L. Larson                         0              *
            Dale E. McKee                             0              *
            James E. Melville                         0              *
            Thomas F. Morrow                          0              *
            Millard V. Oakley                         0              *
            Larry E. Ryherd                      47,250 (2)(9)      3.4%
            All directors and executive
             officers as a group
             (fourteen in number)                51,275             3.7%

Company's   John S. Albin                        10,503 (3)          *
Common      Randall L. Attkisson                      0              *
Stock, no   William F. Cellini                    1,000              *
par value   Robert E. Cook                       10,199              *
            Jesse T. Correll                          0              *
            Larry R. Dowell                      10,142              *
            George E. Francis                     4,600 (4)          *
            Donald G. Geary                       1,200              *
            Raymond L. Larson                     4,400 (5)          *
            Dale E. McKee                        11,122              *
            James E. Melville                    52,500 (6)         3.2%
            Thomas F. Morrow                     40,555 (7)         2.4%
            Millard V. Oakley                         0              *
            Larry E. Ryherd                     562,431 (8)        33.8%
            All directors and executive
            Officers as a group
            (fourteen in number)                708,652            42.6%

(1) James E. Melville owns 168 shares individually and 376 shares owned jointly with his spouse.

(2) Includes 47,250 shares beneficially in trust for the three children of Larry E. Ryherd and Dorothy LouVae Ryherd, namely Shari Lynette Serr, Derek Scott Ryherd and Jarad John Ryherd.

(3)  Includes 392 shares owned directly by Mr. Albin's spouse.

(4) Includes 4,600 shares which may be acquired upon exercise of outstanding stock options.

(5)  Includes 375 shares owned directly by Mr. Larson's spouse.

(6) James E. Melville owns 2,500 shares individually and 14,000 shares jointly with his spouse. Includes: (i) 3,000 shares of UTI's Common Stock which are held beneficially in trust for his daughter, namely Bonnie J. Melville; (ii) 3,000 shares of UTI's Common Stock, 750 shares of which are in the name of Matthew C. Hartman, his nephew; 750 shares of which are in the name of Zachary T. Hartman, his nephew; 750 shares of which are in the name of Elizabeth A. Hartman, his niece; and 750 shares of which are in the name of Margaret M. Hartman, his niece; and (iii) 30,000 shares which may be acquired by James E. Melville upon exercise of outstanding stock options.

(7) Includes 17,200 shares which may be acquired upon exercise of outstanding stock options.

(8) Larry E. Ryherd owns 230,621 shares of UTI's Common Stock in his own name. Includes: (i) 150,050 shares of UTI's Common Stock in the name of Dorothy LouVae Ryherd, his wife; (ii) 150,000 shares of UTI's Common Stock which are held beneficially in trust for the three children of Larry E. Ryherd and Dorothy LouVae Ryherd, namely Shari Lynette Serr, Derek Scott Ryherd and Jarad John Ryherd; (iii) 14,800 shares of UTI's Common Stock, 6,700 shares of which are in the name of Shari Lynette Serr, 1,200 shares of which are held in the name of Derek Scott Ryherd, 6,900 shares of which are in the name of Jarad John Ryherd; (iv) 500 shares of UTI's Common Stock held in the name of Larry E. Ryherd as custodian for Charity Lynn Newby, his niece; (v) 500 shares held in the name of Larry E. Ryherd as custodian for Lesley Carol Newby, his niece;
     (vi) 2,000 shares held by Dorothy LouVae Ryherd, his wife as custodian for granddaughter, 160 shares held by Larry E. Ryherd as custodian for granddaughter; and (vii) 13,800 shares which may be acquired by Larry E. Ryherd upon exercise of outstanding stock options.

(9) In addition, Mr. Ryherd is a director and officer of UII. The Company owns 565,766 shares of UII. Mr. Ryherd disclaims any beneficial interest of the 565,766 shares of UII owned by the Company as the Company's Board of directors controls the voting and investment decisions regarding such shares.

  *  Less than 1%.

Except as indicated above, the foregoing persons hold sole voting and investment power.

Directors and officers of the Company file periodic reports regarding ownership of Company securities with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934 as amended, and the rules promulgated thereunder.


                    THE BOARD OF DIRECTORS

  In accordance with the laws of Illinois and the Certificate of Incorporation and Bylaws of the Company, as amended, the Company is managed by its executive officers under the direction of the Board of Directors. The Board elects executive officers, evaluates their performance, works with management in establishing business objectives and considers other fundamental corporate matters, such as the issuance of stock or other securities, the purchase or sale of a business and other significant corporate business transactions. In the fiscal year ended December 31, 1997, the Board met five times. All directors attended at least 75% of all meetings of the board except for Mr. Cellini.

  The Board of Directors has an Audit Committee consisting of Messrs. Albin, Geary, McKee and Larson. The Audit Committee reviews and acts or reports to the Board with respect to various auditing and accounting matters, the scope of the audit procedures and the results thereof, the internal accounting and control systems of the Company, the nature of services performed for the Company and the fees to be paid to the independent auditors, the performance of the Company's independent and internal auditors and the accounting practices of the Company. The Audit Committee also recommends to the full Board of Directors the auditors to be appointed by the Board. The Audit Committee met once in 1997.

  The Board of Directors has a Nominating Committee consisting of Messrs. Cook and Morrow. The Nominating Committee reviews, evaluates and recommends directors, officers and nominees for the Board of Directors. There is no formal mechanism by which shareholders of the Company can recommend nominees for the Board of Directors, although any recommendations by shareholders of the Company will be considered. Shareholders desiring to make nominations to the Board of Directors should submit their nominations in writing to the Chairman of the Board no later than February 1st of the year in which the nomination is to be made. The Committee did not meet in 1997.

  The compensation of the Company's executive officers is determined by the full Board of Directors (see report on Executive Compensation).

  Under the Company's Certificate of Incorporation, the Board of Directors may be comprised of between five and twenty-one directors. The Board currently has ten directors. Shareholders elect Directors to serve for a period of one year at the Company's Annual Shareholders' meeting.

  The following information with respect to business experience of the Board of Directors has been furnished by the respective directors or obtained from the records of the Company.


                    ELECTION OF DIRECTORS

   At the annual meeting of shareholders of the Company, thirteen directors are to be elected, each director to hold office until the next annual meeting and until his successor is elected and qualified. Each nominee will be elected director by a majority of votes cast for such nominee. The persons named in the proxy intend to vote the proxies as designated for the nominees listed below. Should any of the nominees listed below become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substituted nominee or nominees; however, the management now knows of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected. The following individuals are nominees for the election of directors:




NAME, AGE       POSITION  WITH THE COMPANY, BUSINESS EXPERIENCE  AND  OTHER
                DIRECTORSHIPS

John S. Albin  70
               Director of the Company since 1984; farmer in Douglas and Edgar counties, Illinois, since 1951; Chairman of the Board of Longview State Bank since 1978; President of the Longview Capitol Corporation, a bank holding company, since 1978; Chairman of First National Bank of Ogden, Illinois, since 1987; Chairman of the State Bank of Chrisman since 1988; Director and Secretary of Illini Community Development Corporation since 1990; Chairman of Parkland College Board of Trustees since 1990; board member of the Fisher National Bank, Fisher, Illinois, since 1993.

Randall L. Attkisson  53
               Chief Financial Officer, Treasurer, Director  or
               First Southern Bancorp, Inc. since 1986; Director of The Galilean Home, Liberty, KY since 1996; Treasurer, Director of First Southern Funding, Inc. since 1992; Director of The River Foundation, Inc. since 1990; Treasurer, Director of Somerset Holdings, Inc. since 1987; President of Randall L. Attkisson & Associates from 1982 to 1986; Commissioner of Kentucky Department of Banking & Securities from 1980 to 1982; Self-employed Banking Consultant in Miami, FL from 1978 to 1980.

William F. Cellini 63
               Director of FCC and certain affiliate  companies
               since 1984; Chairman of the Board of New Frontier Development Group, Chicago, Illinois for more than the past five years; Executive Director of Illinois Asphalt Pavement Association.

Robert E. Cook 72
               Director of the Company since 1984; President of United Fidelity, Inc. since 1990; Chairman of the Board of Directors of First Fidelity Mortgage Company since 1991;
               President of Cook-Witter, Inc., a governmental consulting and lobbying firm with offices in Springfield, Illinois, from 1985 until 1990.

Jesse T. Correll 42
               Chairman, President, Director of First  Southern
               Bancorp, Inc. since 1983; President, Director of First Southern Funding, Inc. since 1992; President, Director of Somerset Holdings, Inc. and Lancaster Life Reinsurance Company and First Southern Insurance Agency since 1987;
               President,  Director  of  The River Foundation  since  1990;
               President, Director of Dyscim Holdings Company, Inc. since 1990; Director or Adamas Diamond Corporation since 1980;
               Secretary,  Director  Lovemore Holding Company  since  1987;
               President, Director of North Plaza of Somerset since 1990; Director of St. Joseph Hospital, Lexington, KY since 1997; Managing Partner of World Wide Minerals from 1978 to 1983.

Larry R. Dowell 63
               Director of the Company since 1984; cattleman and farmer in Stronghurst, Henderson County, Illinois since 1956; member of the Illinois Beef Association; past Board and Executive Committee member of Illinois Beef Council; Chairman of Henderson County Board of Supervisors since 1992.

Donald G. Geary 74
               Director of FCC and certain affiliate companies since
               1984; industrial warehousing developer and founder of Regal 8 Inns for more than the past five years.

Raymond L. Larson 63
               Director of the Company since 1984; cattleman and farmer since 1953; Director of the Bank of Sugar Grove, Illinois since 1977; Board member of National Livestock and

               Meat Board since 1983 and currently Treasurer, Board member and past President of Illinois Beef Council; member of National Cattlemen's Association and Illinois Cattlemen's Association.

Dale E. McKee  79
               Director of the Company since 1984; pork producer and farmer in Rio, Illinois, since 1947; President of McKee and Flack, Inc., an Iowa corporation engaged in farming since 1975; director of St. Mary's Hospital of Galesburg since 1984.

James E. Melville 52
               President and Chief Operating Officer since  July
               1997; Chief Financial Officer of the Company since 1993, Senior Executive Vice President of the Company since September 1992; President of certain Affiliate Companies from May 1989 until September 1991; Chief Operating Officer of FCC from 1989 until September 1991; Chief Operating Officer of certain Affiliate Companies from 1984 until September 1991; Senior Executive Vice President of certain affiliate companies from 1984 until 1989; Consultant to UTI and UTG from March 1992 through September 1992; President and Chief Operating Officer of certain affiliate life insurance companies and Senior Executive Vice President of non-insurance affiliate companies since 1992.

Thomas F. Morrow 53
               Director of the Company since 1984; Director  of
               certain affiliate companies since 1992 and Treasurer since 1993. Mr. Morrow has served as Vice Chairman and Director of certain affiliate life insurance companies since 1992 as well as having held similar positions with other affiliate life insurance companies from 1987 to 1992.

Millard V. Oakley 68
               Presently  serves  on  Board  of  Directors  and
               Executive Committee of Thomas Nelson, a publicly held publishing company based in Nashville, TN; Director of First National Bank of the Cumberlands, Livingston-Cooksville, TN; Lawyer with limited law practice since 1980; State Insurance Commissioner for State of Tennessee from 1975 to 1979; Served as General Counsel, United States House of Representatives, Washington, D.C., Congressional Committee on Small Business from 1971-1973; Served four elective terms as County Attorney for Overton County, Tennessee; Elected delegate to National Democratic Convention in 1964; Served four elective terms in the Tennessee General Assembly from 1956 to 1964; Lawyer in Livingston, TN from 1953 to 1971; Elected to the Tennessee Constitutional Convention in 1952.

Larry E. Ryherd 58
               President, CEO and Director of the company since 1992;
               UTI Chairman of the Board of Directors and a Director since 1984, CEO since 1991; Chairman of the Board of UII since 1987, CEO since 1992 and President since 1993; Chairman, CEO and Director of UTG since 1992; President, CEO and Director of certain affiliate companies since 1992; Chairman of the Board, .CEO, President and COO of certain affiliate life insurance companies since 1992 and 1993; Director of the National Alliance of Life Companies since 1992; 1994 NALC Membership Committee Chairman; Member of the American Council of Life Companies and Advisory Board Member of its Forum 500 since 1992.

                EXECUTIVE OFFICERS OF THE COMPANY

More detailed information on the following officers of the Company appears under "Election of Directors":

Larry E. Ryherd     Chairman of the Board and Chief Executive Officer
James E. Melville   President and Chief Operating Officer

Other officers of the company are set forth below:

NAME,  AGE       POSITION WITH THE COMPANY, BUSINESS EXPERIENCE  AND  OTHER
                 DIRECTORSHIPS

George E. Francis 53
               Executive  Vice  President  since  July  1997;
               Secretary of the Company since February 1993; Director of certain Affiliate Companies since October 1992; Senior Vice President and Chief Administrative Officer of certain
               Affiliate Companies since 1989; Secretary of certain Affiliate Companies since March 1993; Treasurer and Chief Financial Officer of certain Affiliate Companies from 1984 until September 1992.

Theodore C. Miller 35
               Senior Vice President and Chief Financial Officer since July 1997; Vice President and Treasurer since October 1992; Vice President and Controller of certain Affiliate Companies from 1984 to 1992.

OTHERS NOT COMPLETING THEIR TERM:

Paul D. Lovell Director of the Company resigned effective  September  23,
               1997.  Mr. Lovell is retired.

                     EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding compensation paid to or earned by the Company's Chief Executive Officer and each of the Executive Officers of the Company whose salary plus bonus exceeded $100,000 during each of the Company's last three fiscal years:
Compensation for services provided by the named executive officers to the Company and its affiliates is paid by FCC as set forth in their employment agreements. (See Employment Contracts).

SUMMARY COMPENSATION TABLE

                              Annual Compensation (1)

                                              Other Annual
Name and                                    Compensation (2)
Principal Position             Salary($)           $

Larry E. Ryherd     1997         400,000         18,863
Chairman of the
  Board             1996         400,000         17,681
Chief Executive
  Officer           1995         400,000         13,324

James E. Melville   1997         237,000         29,538
President, Chief    1996         237,000         27,537
Operating Officer   1995         237,000         38,206(3)

George E. Francis   1997         122,000          8,187
Executive Vice      1996         119,000          7,348
President,Secretary 1995         119,000          4,441

(1) Compensation deferred at the election of named officers is included in this section.

(2) Other annual compensation consists of interest earned on deferred compensation amounts pursuant to their employment agreements and the Company's matching contribution to the First Commonwealth Corporation Employee Savings Trust 401(k) Plan.

(3)   Includes  $16,000  for the value of personal perquisites owing
Mr.Melville.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
VALUES

  The following table summarizes for fiscal year ending, December 31, 1997, the number of shares subject to unexercised options and the value of unexercised options of the Common Stock of UTI held by the named executive officers. The values shown were determined by multiplying the applicable number of unexercised share options by the difference between the per share market price on December 31, 1997 and the applicable per share exercise price. There were no options granted to the named executive officers for the past three fiscal years.

                    Number                    Number of          Value of
                      of                      Securities       Unexercised in
                    Shares                    Underlying        the Money
                   Acquired       Value   Unexercised Options/  Options/SARs
                 on Exercise(#)  Realized   SARs at FY-End(#)   at FY-End($)

Name                                      Exer-    Unexer-   Exer-   Unexer-
                                           cisable  cisable   cisable cisable

Larry E. Ryherd       -             -       13,800      -       -         -
James E. Melville     -             -       30,000      -       -         -
George E. Francis     -             -        4,600      -       -         -


COMPENSATION OF DIRECTORS

  The Company's standard arrangement for the compensation of directors provide that each director shall receive an annual retainer of $2,400, plus $300 for each meeting attended and reimbursement for reasonable travel expenses. The Company's director compensation policy also provides that directors who are employees of the Company do not receive any compensation for their services as directors except for reimbursement for reasonable travel expenses for attending each meeting.


EMPLOYMENT CONTRACTS

  On July 31, 1997, Larry E. Ryherd entered into an employment agreement with FCC. Formerly, Mr. Ryherd had served as Chairman of the Board and Chief Executive Officer of the Company and its affiliates. Pursuant to the agreement, Mr. Ryherd agreed to serve as Chairman of the Board and Chief Executive Officer of the Company and in addition, to serve in other
positions  of  the  affiliated  companies if  appointed  or  elected.   The
agreement provides for an annual salary of $400,000 as determined by the Board of Directors. The term of the agreement is for a period of five years. Mr. Ryherd has deferred portions of his income under a plan entitling him to a deferred compensation payment on January 2, 2000 in the amount of $240,000 which includes interest at the rate of approximately 8.5% per year. Additionally, Mr. Ryherd was granted an option to purchase up to 13,800 of the Common Stock of the Company at $17.50 per share. The option is immediately exercisable and transferable. The option will expire December 31, 2000.

  FCC  entered into an employment agreement dated July 31, 1997 with  James
E. Melville pursuant to which Mr. Melville is employed as President and Chief Operating Officer and in addition, to serve in other positions of the affiliated companies if appointed or elected at an annual salary of $238,200. The term of the agreement expires July 31, 2002. Mr. Melville has deferred portions of his income under a plan entitling him to a deferred compensation payment on January 2, 2000 of $400,000 which includes interest at the rate of approximately 8.5% annually. Additionally, Mr.
Melville was granted an option to purchase up to 30,000 shares of the Common Stock of the Company at $17.50 per share. The option is immediately exercisable and transferable. The option will expire December 31, 2000.

  FCC entered into an employment agreement with George E. Francis on July 31, 1997. Under the terms of the agreement, Mr. Francis is employed as Executive Vice President of the Company at an annual salary of $126,200. Mr. Francis also agreed to serve in other positions if appointed or elected to such positions without additional compensation. The term of the agreement expires July 31, 2000. Mr. Francis has deferred portions of his income under a plan entitling him to a deferred compensation payment on January 2, 2000 of $80,000 which includes interest at the rate of approximately 8.5% per year. Additionally, Mr. Francis was granted an option to purchase up to 4,600 shares of the Common Stock of the Company at $17.50 per share. The option is immediately exercisable and transferable. This option will expire on December 31, 2000.

  On July 31, 1997, the Company entered into a severance agreement with Thomas F. Morrow, Director of the Company since 1984. Mr. Morrow had certain expectations and understandings as to the length of time he would be employed by the Company and desired to retire effective July 31, 1997. Mr. Morrow has agreed to continue as director of the Company and his duties as an executive officer ceased. The Company paid Mr. Morrow six months' severance in a lump sum of $150,000. In lieu of renewal commissions that Mr. Morrow was entitled to under prior agreements, Mr. Morrow will be paid a monthly sum of $4,000 for a period of 24 months commencing July 31, 1997. Thereafter, Morrow will be paid a monthly sum of $3,000 for the next 24 month period ending July 31, 2001. Prior to his retirement, Mr. Morrow deferred portions of his income under a plan entitling him to a deferred compensation payment on January 2, 2000 in the amount of $300,000 which includes interest at the rate of approximately 8.5% annually. Additionally, Mr. Morrow was granted an option to purchase up to 17,200 of UTI Common Stock at $17.50 per share. The option is immediately exercisable and transferable. The option will expire December 31, 2000. Mr. Morrow also redeemed the Common Stock of the Company and UII held by himself and his family. See "Related Party Transactions".


                REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

  The compensation of the Company's executive officers is determined by the full Board of Directors. The Board of Directors strongly believes that the Company's executive officers directly impact the short-term and long-term performance of the Company. With this belief and the corresponding objective of making decisions that are in the best interest of the Company's shareholders, the Board of Directors places significant emphasis on the design and administration of the Company's executive compensation plans.


EXECUTIVE COMPENSATION PLAN ELEMENTS

  BASE SALARY. The Board of Directors establishes base salaries each year at a level intended to be within the competitive market range of comparable companies. In addition to the competitive market range, many factors are considered in determining base salaries, including the responsibilities assumed by the executive, the scope of the executive's position, experience, length of service, individual performance and internal equity considerations. During the last three fiscal years, there were no material changes in the base salaries of the named executive officers.

  STOCK OPTIONS. One of the Company's priorities is for the executive officers to be significant shareholders so that the interest of the executives are closely aligned with the interests of the Company's other shareholders. The Board of Directors believes that this strategy motivates executives to remain focused on the overall long-term performance of the Company. Stock options are granted at the discretion of the Board of Directors and are intended to be granted at levels within the competitive market range of comparable companies. During 1993, each of the named executive officers were granted options under their employment agreements for the Company's Common Stock as described in the Employment Contracts section. There were no options granted to the named executive officers during the last three fiscal years.

  DEFERRED   COMPENSATION.   A  very  significant  component   of   overall
Executive Compensation Plans is found in the flexibility afforded to participating officers in the receipt of their compensation. The availability, on a voluntary basis, of the deferred compensation arrangements as described in the Employment Contracts section may prove to be critical to certain officers, depending upon their particular financial circumstance.


CHIEF EXECUTIVE OFFICER

  Larry E. Ryherd has been Chairman of the Board and Chief Executive Officer since 1984. The Board of Directors used the same compensation plan elements described above for all executive officers to determine Mr. Ryherd's 1997 compensation.

  In setting both the cash-based and equity-based elements of Mr. Ryherd's compensation, the Board of Directors made an overall assessment of Mr. Ryherd's leadership in achieving the Company's long-term strategic and business goals.

  Mr. Ryherd's base salary reflects a consideration of both competitive forces and the Company's performance. The Board of Directors does not assign specific weights to these categories.

  The Company surveys total cash compensation for chief executive officers at the same group of companies described under "Base Salary" above. Based upon its survey, the Company then determines a median around which it builds a competitive range of compensation for the CEO. As a result of this review, the Board of Directors concluded that Mr. Ryherd's base salary was in the low end of the competitive market, and his total direct compensation (including stock incentives) was competitive for CEOs running companies comparable in size and complexity to the Company.

  The Board of Directors considered the Company's financial results as compared to other companies within the industry, financial performance for fiscal 1997 as compared to fiscal 1996, the Company's progress as it relates to the Company's growth through acquisitions and simplification of the organization, the fact that since the Company does not have a Chief Marketing Officer, Mr. Ryherd assumes additional responsibilities of the Chief Marketing Officer, and Mr. Ryherd's salary history, performance ranking and total compensation history.

  Through fiscal 1997, Mr. Ryherd's annual salary was $400,000, the amount the Board of Directors set in January 1996. In July 1997, the Board of Directors reviewed Mr. Ryherd's salary. Following a review of the above factors, the Board of Directors decided to recognize Mr. Ryherd's performance by placing a greater emphasis on long-term incentive awards, and therefore retained Mr. Ryherd's base salary at $400,000.

CONCLUSION.

  The Board of Directors believes the mix of structured employment agreements with certain key executives, conservative market based salaries, competitive cash incentives for short-term performance and the potential for equity-based rewards for long term performance represents an appropriate balance. This balanced Executive Compensation Plan provides a competitive and motivational compensation package to the executive officer team necessary to continue to produce the results the Company strives to achieve. The Board of Directors also believes the Executive Compensation Plan addresses both the interests of the shareholders and the executive team.



BOARD OF DIRECTORS

               John S. Albin            Raymond L. Larson
               William F. Cellini       Dale E. McKee
               Robert E. Cook           James E. Melville
               Larry R. Dowell          Thomas F. Morrow
               Donald G. Geary          Larry E. Ryherd
               James E. Melville

                             PERFORMANCE GRAPH

  The following graph compares the cumulative total shareholder return on the Company's Common Stock during the five fiscal years ended December 31, 1997, with the cumulative total return on the NASDAQ Composite Index Performance and the NASDAQ Insurance Stock Index (1):

             1992    1993        1994         1995        1996         1997
UTI          100      63          25           19          32           40
             100     115         112          159         195          239
NASDAQ
 insurance   100     107         100          143         163          239

 (1) The Company selected the NASDAQ Composite Index Performance as an appropriate comparison because the Company's Common Stock is not listed on any exchange but the Company's Common Stock is traded on the NASDAQ Small Cap exchange under the sign "UTIN". Furthermore, the Company selected the NASDAQ Insurance Stock Index as the second comparison because there is no similar single "peer company" in the NASDAQ system with which to compare stock performance and the closest additional line-of-business index which could be found was the NASDAQ Insurance Stock Index. Trading activity in the Company's Common Stock is limited, which may be due in part as a result of the Company's low profile, and its reported operating losses. The Company has experienced a tremendous growth rate over the period shown in the Return Chart with assets growing from approximately $233 million in 1991 to approximately $333 million in 1997. The growth rate has been the result of acquisitions of other companies and new insurance writings. The Company has incurred costs of conversions and administrative consolidations associated with the acquisitions which has contributed to the operating losses. The Return Chart is not intended to forecast or be indicative of possible future performance of the Company's stock.

  The foregoing graph shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following persons served as directors of the Company during 1997 and were officers or employees of the Company or its subsidiaries during 1997:
James E. Melville and Larry E. Ryherd. Accordingly, these individuals have participated in decisions related to compensation of executive officers of the Company and its subsidiaries.

  During 1997, the following executive officers of the Company were also members of the Board of Directors of UII, two of whose executive officers served on the Board of Directors of the Company: Messrs. Melville and Ryherd.

  During 1997, Larry E. Ryherd and James E. Melville, executive officers of the Company, were also members of the Board of Directors of FCC, two of whose executive officers served on the Board of Directors of the Company:
Messrs. Melville and Ryherd.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

UTI has a service agreement with its affiliate, UII (equity investee), to perform services and provide personnel and facilities. The services included in the agreement are claim processing, underwriting, processing and servicing of policies, accounting services, agency services, data processing and all other expenses necessary to carry on the business of a life insurance company.

UII has a service agreement with USA which states that USA is to pay UII monthly fees equal to 22% of the amount of collected first year premiums, 20% in second year and 6% of the renewal premiums in years three and after. UII's subcontract agreement with the Company states that UII is to pay the Company monthly fees equal to 60% of collected service fees from USA as stated above.

On January 1, 1993, FCC entered into an agreement with UG pursuant to which FCC provides management services necessary for UG to carry on its business. In addition to the UG agreement, FCC and its affiliates have either directly or indirectly entered into management and/or cost-sharing arrangements for FCC's management services. FCC received net management fees of $9,893,321, $9,927,000 and $10,464,000 under these arrangements in 1997, 1996 and 1995, respectively. UG paid $8,660,481, $9,626,559 and
$10,164,000 to FCC in 1997, 1996 and 1995, respectively.

USA paid $989,295, $1,567,891 and $2,015,325 under their agreement with UII for 1997, 1996 and 1995, respectively. UII paid $593,577, $940,734 and
$1,209,195 under their agreement with the Company for 1997, 1996 and 1995, respectively.

Their respective domiciliary insurance departments have approved the agreements of the insurance companies and it is Management's opinion that where applicable, costs have been allocated fairly and such allocations are based upon generally accepted accounting principles. The costs paid by the Company for these services include costs related to the production of new business, which are deferred as policy acquisition costs and charged off to the income statement through "Amortization of deferred policy acquisition costs". Also included are costs associated with the maintenance of existing policies that are charged as current period costs and included in "general expenses".

On July 31, 1997, UTI issued convertible notes for cash received totaling $2,560,000 to seven individuals, all officers or employees of UTI. The notes bear interest at a rate of 1% over prime, with interest payments due quarterly and principal due upon maturity of July 31, 2004. The conversion price of the notes are graded from $12.50 per share for the first three years, increasing to $15.00 per share for the next two years and increasing to $20.00 per share for the last two years. Conditional upon the seven individuals placing the funds with UTI were the acquisition of a portion of the holdings of UTI owned by Larry E. Ryherd and his family and the acquisition of common stock of UTI and UII held by Thomas F. Morrow and his family and the simultaneous retirement of Mr. Morrow. Neither Mr. Morrow nor Mr. Ryherd was a party to the convertible notes.

Approximately $1,048,000 of the cash received from the issuance of the convertible notes was used to acquire stock holdings of UTI and UII of Mr. Morrow and to acquire a portion of UTI's stock held by Larry E. Ryherd and his family. The remaining cash received will be used by UTI to provide additional operating liquidity and for future acquisitions of life insurance companies. On July 31, 1997, UTI acquired a total of 126,921 of its own shares of common stock and 47,250 shares of UII common stock from Thomas F. Morrow and his family. Mr. Morrow simultaneously retired as an executive officer of UTI. Mr. Morrow will remain as a member of the Board of Directors of UTI. In exchange for his stock, Mr. Morrow and his family received approximately $348,000 in cash, promissory notes valued at $140,000 due in eighteen months, and promissory notes valued at $1,030,000 due January 31, 2005. These notes bear interest at a rate of 1% over prime, with interest due quarterly and principal due upon maturity. The notes do not contain any conversion privileges. Additionally, on July 31, 1997, UTI acquired a total of 97,499 shares of its common stock from Larry
E. Ryherd and his family. Mr. Ryherd and his family received approximately $700,000 in cash and a promissory note valued at $251,000 due January 31, 2005. The acquisition of approximately 16% of Mr. Ryherd's stock holdings of UTI was completed as a prerequisite to the convertible notes placed by other management personnel to reduce the total holdings of Mr. Ryherd and his family to make the stock more attractive to the investment community. Following the transaction, Mr. Ryherd and his family own approximately 31% of the outstanding common stock of UTI.

YEAR 2000 ISSUE UTI AND UII

The "Year 2000 Issue" is the inability of computers and computing technology to recognize correctly the Year 2000 date change. The problem results from a long-standing practice by programmers to save memory space by denoting Years using just two digits instead of four digits. Thus, systems that are not Year 2000 compliant may be unable to read dates correctly after the Year 1999 and can return incorrect or unpredictable results. This could have a significant effect on UTI and UII's business/financial systems as well as products and services, if not corrected.

UTI and UII established a project to address year 2000 processing concerns in September of 1996. In 1997 UTI and UII completed the review of UTI and UII's internally and externally developed software, and made corrections to all year 2000 non-compliant processing. UTI and UII also secured verification of current and future year 2000 compliance from all major external software vendors. In December of 1997, a separate computer operating environment was established with the system dates advanced to December of 1999. A parallel model office was established with all dates in the data advanced to December of 1999. Parallel model office processing is being performed using dates from December of 1999 to January of 2001, to insure all year 2000 processing errors have been corrected. Testing should be completed by the end of the first quarter of 1998. After testing is completed, periodic regression testing will be performed to monitor continuing compliance. By addressing year 2000 compliance in a timely manner, compliance will be achieved using existing staff and without significant impact on UTI and UII operationally or financially.


RECENT DEVELOPMENT

Equity Investment in UTI

On April 30, 1998, UTI and First Southern Funding, a Kentucky corporation ("FSF"), signed a Definitive Agreement ("the FSF Agreement") whereby FSF will  make  an  equity  investment in UTI.  Under  the  terms  of  the  FSF
Agreement,  FSF  will  buy 473,523 authorized but unissued  shares  of  UTI common stock for $15.00 a share and will also buy 389,715 shares of UTI common stock that UTI purchased during the last year in private transactions at the average price UTI paid for such stock, plus interest, or approximately $10.00 per share. FSF will also purchase 66,667 shares of UTI common stock and $2,560,000 of face amount convertible bonds which are due and payable on any change in control of UTI, in private transactions, primarily from officers of UTI. In addition, FSF will be granted a three year option to purchase up to 1,450,000 shares of UTI common stock for $15.00 per share.

Management of UTI intends to use the equity that is being contributed to expand their operations through the acquisition of other life companies. The transaction is subject to the receipt of regulatory and other approvals; and the satisfaction of certain conditions. The transaction is not expected to be completed before July 31, 1998, and there can be no assurance that the transaction will be completed.

FSF is an affiliate of First Southern Bancorp, Inc., a bank holding company that owns five banks that operate out of 14 locations in central Kentucky.


             PENDING CHANGE IN CONTROL OF UNITED TRUST, INC.

  On  February 19, 1998, the Company signed a letter of intent  with  Jesse
T. Correll, whereby Mr. Correll will personally or in combination with other individuals make an equity investment in UTI over a period of three years. Under the terms of the letter of intent Mr. Correll will buy 2,000,000 authorized but unissued shares of common stock for $15.00 per share and will also buy 389,715 shares of common stock, representing common stock purchased during the last eight months in private transactions at the average price paid for such stock, plus interest, or approximately $10.00 per share. Mr. Correll also will purchase 66,667 shares of common stock and $2,560,000 of face amount of convertible bonds (which are due and payable on any change in control of the Company) in private transactions.

  The Company intends to use the equity that is being contributed to expand their operations through the acquisition of other life insurance companies. The transaction is subject to negotiation of a definitive purchase agreement; completion of due diligence by Mr. Correll; the receipt of regulatory and other approvals; and the satisfaction of certain conditions. The transaction is not expected to be completed before June 30, 1998, and there can be no assurance that the transaction will be completed.

                              PROPOSED MERGER

  On March 25, 1997, the Board of Directors of the Company and UII voted to recommend to the shareholders a merger of the two companies. Under the Plan of Merger, the Company would be the surviving entity issuing one share of its stock for each share held by UII shareholders.

  The Company owns 53% of United Trust Group, Inc., an insurance holding company, and UII owns 47% of United Trust Group, Inc. Neither the Company nor UII have any other significant holdings or business dealings. The Board of Directors of each company thus concluded a merger of the two companies would be in the best interests of the shareholders. The merger will result in certain cost savings, primarily related to costs associated with maintaining a corporation in good standing in the states in which it transacts business.

  A vote of the shareholders of the Company and UII regarding the proposed merger is anticipated to occur sometime during the first quarter of 1999.

             RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   Kerber, Eck and Braeckel served as the Company's independent certified public accounting firm for the fiscal year ended December 31, 1997 and for fiscal year ended December 31, 1996. In serving its primary function as outside auditor for the Company, Kerber, Eck and Braeckel performed the following audit services: examination of annual consolidated financial statements; assistance and consultation on reports filed with the Securities and Exchange Commission and; assistance and consultation on separate financial reports filed with the State insurance regulatory authorities pursuant to certain statutory requirements. The Company does not expect that a representative of Kerber, Eck and Braeckel will be present at the Annual Meeting of Shareholders of the Company. No accountants have been selected for fiscal year 1998 because the Company generally chooses accountants shortly before the commencement of the annual audit work.


                  SUBMISSION OF SHAREHOLDER PROPOSALS FOR
                            1999 ANNUAL MEETING

   In order for a proposal by a shareholder to be included in the Company's proxy statement and form of proxy for the 1999 Annual Meeting of Shareholders, the proposal must be received by the Company at its principal office on or before December 15, 1998.


                 OTHER MATTERS TO COME BEFORE THE MEETING

   The management does not intend to bring any other business before the meeting of the Company's shareholders and has no reason to believe that any will be presented to the meeting. If, however, any other business should properly be presented to the meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgement.

                AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

   The Company has filed its 1997 Annual Report on Form 10-K with the Securities and Exchange Commission. A copy of the report may be obtained without charge by any shareholder. Requests for copies of the report should be sent to George E. Francis, United Trust, Inc., 5250 South 6th Street, P.O. Box 5147, Springfield, Illinois, 62705-5147.



                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        UNITED TRUST, INC.



                                        George E. Francis, Secretary

Dated:  November 11, 1998
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